United States

Securities and Exchange Commission

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

February 28, 2014 (February 27, 2014)

 Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Avenue of the Americas

New York, New York  10019

 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01      Entry Into a Material Definitive Agreement.

As previously reported, on November 14, 2012, Overseas Shipholding Group, Inc. (“OSG” or the “Company”) and certain of its subsidiaries (together with OSG, the “Debtors”) filed voluntary petitions for reorganization under Title 11 of the U.S. Code (the “Bankruptcy Code”) in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

As previously reported, on February 12, 2014, the Debtors entered into a plan support agreement (the “Plan Support Agreement”) among the Debtors and certain of the lenders (the “Consenting Lenders”) holding an aggregate of approximately 60% of amounts outstanding under the Company’s $1.5 billion credit agreement, dated as of February 9, 2006 (the “Credit Agreement”). As a result of additional lenders acceding to the Plan Support Agreement, lenders holding approximately 72% of amounts outstanding under the Credit Agreement are now Consenting Lenders. The Plan Support Agreement requires such Consenting Lenders to support and vote in favor of a proposed plan of reorganization of the Debtors (the “Plan”) consistent with the terms and conditions set forth in the term sheet attached as an exhibit to and incorporated into the Plan Support Agreement (the “Term Sheet”).

On February 27, 2014, the Debtors and the Consenting Lenders entered into an amendment to the Plan Support Agreement (the “Amendment”). The Amendment increases the amount to be raised by the Company through the rights offering contemplated by the Plan Support Agreement (the “Rights Offering”) from $150 million to $300 million, which Rights Offering will be back-stopped by the Consenting Lenders, their designees or their assignees. In addition, the Debtors and Consenting Lenders agreed to increase the amount of debt financing contemplated to be raised by the Debtors pursuant to the Plan from $625 million to $735 million. The proceeds of such financing, together with the additional proceeds from the Rights Offering will enable the Debtors to satisfy the claims of Danish Ship Finance A/s (“DSF”) in full in cash. As a result, the Debtors will retain, for the benefit of the Debtors’ reorganized business, the ten vessels over which DSF has security interests (the “DSF Vessels”). The Plan Support Agreement, as amended, remains subject to the approval of the Bankruptcy Court.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Section 8 – Other Events

Item 8.01      Other Events.

As previously reported, on November 14, 2012, Overseas Shipholding Group, Inc. (“OSG”) and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the U.S. Code in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

As previously reported, on January 13, 2014, OSG announced that certain subsidiaries of OSG that own or charter-in 33 vessels in OSG’s international flag fleet intend to outsource certain management services, including, but not limited to, the technical management, certain aspects of commercial management and crew management of the Core International Flag Fleet to V.Ships UK Limited (“V.Ships”).

On February 27, 2014, certain of the Debtors requested authorization from the Bankruptcy Court to enter into agreements (each a “Vessel Management Agreement”) to outsource certain management services including, but not limited to, technical management, certain aspects of commercial management, and crew management of vessels in the Debtors’ international flag fleet that are subject to security interests held by the Export-Import Bank of China (each a “CEXIM Vessel”) and the DSF Vessels (together with the CEXIM Vessels, the “Secured Vessels”) to V.Ships, in the case of the CEXIM Vessels, and to International Tanker Management (“ITM”), an affiliate of V.Ships, in the case of the DSF Vessels. In connection with entering into the Vessel Management Agreements, certain of the Debtors have requested authorization to enter into a transition services agreement with ITM (the “ITM Transition Services Agreement”) specifying the terms and conditions of the transition of management functions for the DSF Vessels from non-Debtor OSG Ship Management (GR) Ltd. (“OSG Greece”) and non-Debtor OSG Ship Management (UK) Ltd. (“OSG UK” and, together with OSG Greece, the “OSG Managers”). Finally, certain of the Debtors have requested authorization to enter into an amendment to the V.Ships Transition Services Agreement (the “V.Ships Transition Services Agreement Amendment” and, together with the Vessel Management Agreements and the ITM Transition Services Agreement, the “Agreements”) to, among other things, provide for the transition of management functions of the CEXIM Vessels from the OSG Managers to V.Ships and adjust provisions in the V.Ships Transition Services Agreement relating to costs to reflect the increase in the number of vessels to be managed by V.Ships. The effectiveness of the Agreements is subject to the approval of the Bankruptcy Court.

On February 27, 2014, the Debtors filed a motion (the “Motion”) seeking approval to enter into the Agreements. The Motion is available electronically, on the internet website of the claims agent Kurtzman Carson Consultants, LLC, at http://www.kccllc.net/osg. Information set forth on the foregoing web site or filed with the Bankruptcy Court shall not be deemed to be part of or incorporated by reference into this Current Report on Form 8-K.

Section 9 - Financial Statements and Exhibits.

Item 9.01     Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description
10.1	Amendment Agreement dated February 27, 2014, among the Debtors and the Consenting Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: February 28, 2014	By	/s/ James I. Edelson
Name: James I. Edelson Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment Agreement dated February 27, 2014, among the Debtors and the Consenting Lenders.